Exhibit 4.4

EXECUTION VERSION

FIRST SUPPLEMENTAL SUBORDINATED DEBT SECURITIES
GUARANTEE AGREEMENT

BETWEEN

PARTNERRE LTD.

(AS GUARANTOR)

AND

THE BANK OF NEW YORK MELLON

(AS GUARANTEE TRUSTEE)

DATED AS OF

September 22, 2020

TABLE OF CONTENTS

Page
Article 1
DEFINITIONS

Section 1.01	Definitions	1

Article 2
NO ADDITIONAL AMOUNTS

Section 2.01	No Additional Amounts	2

Article 3
TERMINATION

Section 3.01	Termination	2

Article 4
RANKING

Section 4.01	Ranking	2
Section 4.02	Pari Passu Guarantees	2

Article 5
OTHER PROVISIONS

Section 5.01	Tax Treatment of the Notes	3
Section 5.02	Contractual Subordination	3

Article 6
MISCELLANEOUS

Section 6.01	Governing Law	3

-i-

FIRST SUPPLEMENTAL SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT

This FIRST SUPPLEMENTAL SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT (this “Supplemental Guarantee Agreement” or this “Supplemental Guarantee”), dated as of September 22, 2020, is executed and delivered by PartnerRe Ltd., a Bermuda company (“PartnerRe” or the “Guarantor”), having its principal executive offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and The Bank of New York Mellon, a New York banking corporation, having its office located at 240 Greenwich Street, New York, NY 10286, as trustee (the “Guarantee Trustee”), supplementing the Subordinated Debt Securities Guarantee Agreement, dated as of September 22, 2020 (the “Base Guarantee Agreement” or the “Base Guarantee”), and the Base Guarantee, as amended or supplemented by this Supplemental Guarantee Agreement, the “Agreement” or the “Guarantee”), for the benefit of the Holders (as defined in the Base Guarantee Agreement) from time to time of the Notes (as defined herein) issued by PartnerRe Finance B LLC, a Delaware limited liability company (the “Issuer” or the “Company”).

WHEREAS, pursuant to an Indenture, dated as of September 22, 2020 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of September 22, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, a New York banking corporation, as trustee thereunder, the Issuer is initially issuing $500,000,000 aggregate principal amount of its 4.500% Fixed-Rate Reset Junior Subordinated Notes due 2050 (the “Notes”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such Notes, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, which purchase the Guarantor hereby agrees shall indirectly benefit the Guarantor, the Guarantor executes and delivers this Supplemental Guarantee Agreement for the benefit of the Holders of the Notes.

Article 1
DEFINITIONS

Section 1.01      Definitions. Unless the context otherwise requires:

(a)            a term not defined herein that is defined in the Base Guarantee Agreement or the Indenture has the same meaning when used in this Supplemental Guarantee Agreement;

(b)            the definition of any term in this Supplemental Guarantee Agreement that is also defined in the Base Guarantee Agreement or the Indenture shall supersede the definition of such term in the Base Guarantee Agreement and the Indenture;

(c)            references in the Base Guarantee Agreement to the Indenture shall be taken to be references to the Indenture (as defined herein);

(d)            a term defined anywhere in this Supplemental Guarantee Agreement has the same meaning throughout;

(e)            the singular includes the plural and vice versa;

(f)             headings are for convenience of reference only and do not affect interpretation;

(g)            the following terms have the meanings given to them in this Section 1.01(g):

“Agreement” or “Guarantee” has the meaning set forth in the preamble hereto.

“Base Guarantee Agreement” or “Base Guarantee” has the meaning set forth in the preamble hereto.

“Base Indenture” has the meaning set forth in the recitals hereto.

“First Supplemental Indenture” has the meaning set forth in the recitals hereto.

“Guarantee Trustee” has the meaning set forth in the preamble hereto.

“Indenture” has the meaning set forth in the recitals hereto.

“Issuer” or “Company” has the meaning set forth in the preamble hereto.

“PartnerRe” or “Guarantor” has the meaning set forth in the preamble hereto.

“Supplemental Guarantee Agreement” or “Supplemental Guarantee” has the meaning set forth in the preamble hereto.

Article 2
NO ADDITIONAL AMOUNTS

Section 2.01      No Additional Amounts. The Guarantor will not be required to pay any Additional Amounts with respect to the Notes or the Guarantee.

Article 3
TERMINATION

Section 3.01      Termination. This Guarantee in respect of the Notes shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Notes and all other amounts then due and payable under the Indenture in respect of the Notes. Notwithstanding the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Notes under this Agreement.

Article 4
RANKING

Section 4.01        Ranking. Solely with respect to the Guarantee of the Notes, for so long as any of the Notes remain outstanding, pursuant to Section 8.02 of the Base Guarantee Agreement, Section 6.02 of the Base Guarantee Agreement is hereby amending and restated in its entirety as follows:

Section 6.02        Ranking. The Guarantee shall constitute a junior subordinated unsecured obligation of the Guarantor and shall rank (i) junior and subordinated in right of payment to Guarantor Senior Indebtedness, it being understood that the terms of Article 16 of the Indenture shall apply to the obligations of the Guarantor under this Guarantee Agreement as if (w) such Article 16 were set forth herein in full, (x) such guarantee obligations provided were substituted for the term “Securities” appearing in such Article 16, (y) Guarantor Senior Indebtedness were substituted for the term “Senior Indebtedness” appearing in such Article 16 (as the term “Senior Indebtedness” is amended and supplemented by the First Supplemental Indenture) and (z) the Guarantor were substituted for the term “Company” appearing in such Article 16 and (ii) senior to the Guarantor’s common and preferred shares. For the purposes of the foregoing sentence, the Trustee and the Holders will have the right to receive and/or retain payments by the Guarantor only at such times as they may receive and/or retain payments in respect of the Securities of such series pursuant to the Indenture, including Article 16 thereof.

Section 4.02        Pari Passu Guarantees. Solely with respect to the Guarantee of the Notes, for so long as any of the Notes remain outstanding, pursuant to Section 8.02 of the Base Guarantee Agreement, Section 6.03 of the Base Guarantee Agreement is hereby amending and restated in its entirety as follows:

Section 6.03        Pari Passu Guarantees. For the purposes of this Guarantee in respect of the Notes, the Guarantee shall rank pari passu with any Indebtedness of the Guarantor that is by its terms equal in right of payment to the Guarantee of the Notes, including the guarantees by the Guarantor of the Junior Subordinated Capital Efficient Notes due 2066 issued by PartnerRe Finance II Inc.

Article 5
OTHER PROVISIONS

Section 5.01      Tax Treatment of the Notes. The Guarantor agrees to treat the Notes as indebtedness of PartnerRe U.S. Corporation for U.S. federal income tax purposes, unless otherwise required by applicable law.

Section 5.02      Contractual Subordination. The Guarantees of the Notes are junior subordinated unsecured obligations of the Guarantor and will be contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Company, PartnerRe Finance II Inc. and PartnerRe Ireland Finance DAC), including amounts owed to holders of reinsurance and insurance policies issued by the Guarantor’s reinsurance and insurance company subsidiaries.

Article 6
MISCELLANEOUS

Section 6.01      Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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THIS SUPPLEMENTAL GUARANTEE AGREEMENT is executed as of the day and year first above written.

PARTNERRE LTD.,
as Guarantor

By:	/s/ Nick Burnet
	Name:	Nick Burnet
	Title:	Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[First Supplemental Guarantee Agreement]